FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  0-26359

                           LAL Miami Enterprises, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

           3355 Somerset Trace, Marietta, GA 30067tel: (770) 953-6439
           ----------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executives offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under Section
                             13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g_4(a)(1)(i)     [x]     Rule 12h_3(b)(1)(ii)     [ ]
Rule 12g_4(a)(1)(ii)    [ ]     Rule 12h_3(b)(2)(i)      [ ]
Rule 12g_4(a)(2)(i)     [ ]     Rule 12h_3(b)(2)(ii)     [ ]
Rule 12g_4(a)(2)(ii)    [ ]     Rule 15d_6               [ ]
Rule 12h_3(b)(1)(ii)    [ ]

Approximate number of holders of record as of the certification or notice date:33
         Pursuant to the requirements of the Securities Exchange Act of
1934  (Name  of   registrant   as   specified   in  charter)   has  caused  this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   10/5/2000                   /s/Michael Fridovich
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                                  Michael Fridovich, President and Sole Director